EXHIBIT 77D


                     AXP Special Tax-Exempt Trust

    Changes in investment policies for the Six-month Period Ended 12/31/99 for:

                      AXP SPECIAL TAX-EXEMPT TRUST

    [For all Funds that have a 5% policy]

    RESOLVED, That the 5% restriction on when-issued securities be eliminated.

[For all funds] RESOLVED, That the Fund may invest in repurchase agreements provided AEFC evaluates the creditworthiness of each counterparty to a repurchase agreement and takes steps that are reasonably designed to ensure that the repurchase agreement is fully collateralized.